Certificate of Correction
                               Entity Information

1.       The name of the filing entity is: NexGen Steel, Inc.

         The file number issued to the filing entity by the secretary of state is: 800237754

                        Filing Instrument to be Corrected

2.       The filing instrument to be corrected is: Articles of Incorporation

         The date the filing instrument was filed with the secretary of state:
08/22/2003

                 Identification of Other Errors and Corrections

The following identified provisions of the filing instrument contain inaccuracies or errors to be corrected The full text of each corrected provision is set forth below:

Article IV - The aggregate number of shares which the Corporation shall have the authority to issue is 200,000,000 shares of Common Stock having a par value of one tenth of one cent ($0.001) per share. All shares of Common Stock shall have identical rights and privileges in every respect.

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: May 5, 2005



/s/ Harmon S. Hardy

Chief Executive Officer